SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Confidential, For Use of the
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Under Rule 14a-12



                          GENERAL MARITIME COPRORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
[_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
     3)   Filing Party:

________________________________________________________________________________
     4)   Date Filed:

________________________________________________________________________________

                          General Maritime Corporation
                               35 West 56th Street
                            New York, New York 10019
                                 (212) 763-5600


                                        April 29, 2004

Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders which will be held at the offices of Seward & Kissel, LLP, One Battery Park Plaza, New York, New York at 10:00 a.m. on Thursday, May 20, 2004. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

         Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. Accordingly, please date, sign and return the enclosed proxy card promptly.

         I hope that you will attend the meeting, and I look forward to seeing you there.

                                        Sincerely,



                                        /s/ Peter C. Georgiopoulos
                                        ---------------------------
                                        PETER C. GEORGIOPOULOS
                                        Chairman and Chief Executive Officer

                          General Maritime Corporation
                               35 West 56th Street
                            New York, New York 10019


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 20, 2004

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of General Maritime Corporation, a Marshall Islands corporation ("General Maritime" or the "Company"), will be held on Thursday, May 20, 2004 at 10:00 a.m. (local time), at the offices of Seward & Kissel, LLP, One Battery Park Plaza, New York, New York for the following purposes:

               1. To elect three Class III Directors to the Board of Directors;

               2. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2004; and

               3. To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

          Shareholders of record at the close of business on April 9, 2004, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of such shareholders will be available at the Annual Meeting.

          All shareholders are cordially invited to attend the Annual Meeting. If you do not expect to be present at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting. In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person.

                             YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                         By Order of the Board of Directors,



                                         /s/ John C. Georgiopoulos
                                         ---------------------------------
                                         John C. Georgiopoulos
                                         Vice President, Chief Financial
                                         Officer, Treasurer and Secretary

New York, New York
April 29, 2004

                          General Maritime Corporation
                               35 West 56th Street
                            New York, New York 10019



                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 20, 2004

                               ------------------

          This proxy statement is furnished to shareholders of General Maritime Corporation ("General Maritime" or the "Company") in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors (the "Board") of General Maritime for use in voting at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of Seward & Kissel, LLP, One Battery Park Plaza, New York, New York, on Thursday, May 20, 2004, at 10:00 a.m., and at any adjournment or postponement thereof.

          This proxy statement, and the accompanying form of proxy, are first being mailed to shareholders on or about April 29, 2004.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Annual Meeting

          The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this proxy statement.

Record Date and Outstanding Shares

          The Board has fixed the close of business on April 9, 2004, as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments or postponements thereof. As of April 9, 2004, General Maritime had issued and outstanding 37,617,645 shares of common stock. The common stock comprises all of General Maritime's issued and outstanding voting stock.

Revocability and Voting of Proxies

          Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

          o by writing a letter delivered to John C. Georgiopoulos, Secretary of General Maritime, stating that the proxy is revoked;

          o    by submitting another proxy with a later date; or

          o    by attending the Annual Meeting and voting in person.

          Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Annual Meeting, the shareholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that shareholder's beneficial ownership of the shares.

          Unless we receive specific instructions to the contrary or unless such proxy is revoked, shares represented by each properly executed proxy will be voted: (i) FOR the election of each of General Maritime's nominees as a director; (ii) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of General Maritime for the fiscal year ending December 31, 2004; and (iii) with respect to any other matters that may properly come before the Annual Meeting, at the discretion of the proxy holders. General Maritime does not presently anticipate any other business will be presented for action at the Annual Meeting.

Voting at the Annual Meeting

          Each common share outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the shareholders, including the election of directors. Cumulative voting by shareholders is not permitted.

          The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

          A plurality of the votes cast is required for the election of directors. Abstentions and broker "non-votes" are not counted for the purpose of the election of directors.

          The affirmative vote of a majority of the common shares represented and voted at the Annual Meeting is required for approval of Proposal Two. Abstentions will have the same effect as a vote "against" Proposal Two, whereas broker non-votes are not considered to have been voted on Proposal Two.

Solicitation

          We will pay the costs relating to this proxy statement, the proxy and the Annual Meeting. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees may also solicit proxies. They will not receive any additional pay for the solicitation.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

          Under General Maritime's Articles of Incorporation, as amended, the Board is classified into three classes. The three directors serving in Class III have terms expiring at the 2004 Annual Meeting. The Board has nominated the Class III directors currently serving on the Board, Peter C. Georgiopoulos, William J. Crabtree and Stephen A. Kaplan, for re-election to serve as Class III directors of the Company for a three-year term until the 2007 Annual Meeting of Shareholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal. Although management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as the holders of the proxies may, in their discretion, determine.

          Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy. Votes that are withheld will be excluded entirely from the vote and will have no effect.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION (ITEM 1 ON THE ENCLOSED PROXY CARD) OF MESSRS. GEORGIOPOULOS, CRABTREE AND KAPLAN AS CLASS III DIRECTORS.

Nominee Information

          The following table sets forth information regarding the nominees for re-election as Class III Directors:

Name                          Age           Position
----                          ---           --------

Peter C. Georgiopoulos        43            Chairman, President,
                                            Chief Executive Officer
                                            and Director

William J. Crabtree           60            Director

Stephen A. Kaplan             45            Director


          Peter C. Georgiopoulos is our founder and has served as Chairman, President, Chief Executive Officer and Director since our inception in 1997. He became our President as of January 1, 2003, following our internal reorganization. From 1991 to 1997, Mr. Georgiopoulos was the principal of Maritime Equity Management, a ship-owning and investment company which he founded in 1991. From 1990 to 1991, he was affiliated with Mallory Jones Lynch & Associates, an oil tanker brokerage firm. From 1987 to 1990, Mr. Georgiopoulos was an investment banker at Drexel Burnham Lambert. Prior to entering the investment banking business, he had extensive experience in the sale, purchase and chartering of vessels while working for shipowners in New York and Piraeus, Greece. Mr. Georgiopoulos is a member of the American Bureau of Shipping.

          William J. Crabtree has served as a director of the Company since May 2001. Mr. Crabtree currently operates his own legal consulting business. From 1972 to 1996, Mr. Crabtree served in various capacities from Marine Counsel to Chairman of Universe Tankships (Delaware), Inc., a company owned by the D.K. Ludwig Organization, which was predecessor to Universe Tankships (Delaware) LLC. Mr. Crabtree served as counsel for the Commonwealth Oil Refining Company from 1971 to 1972. From 1968 to 1970, Mr. Crabtree was an associate at the law firm of Kirlin, Campbell and Keating. Mr. Crabtree is a member of the Maritime Law Association of the United States and the American Bureau of Shipping.

          Stephen A. Kaplan has served as a director of the Company since May 2001. Since 1995, Mr. Kaplan has been a principal of Oaktree Capital Management, LLC, a private investment management firm, where he co-manages Oaktree's Principal Activities Group which invests in majority and significant minority positions in both private and public companies. Since their inception, Mr. Kaplan has served as portfolio manager of OCM Principal Opportunities Fund, L.P. and OCM Principal Opportunities Fund II, L.P. OCM Principal Opportunities Fund, L.P. holds more than 5% of the Company's common stock. From 1993 to 1995, Mr. Kaplan was a Managing Director of Trust Company of the West. Prior to joining the Trust Company of the West, Mr. Kaplan was a partner of the law firm of Gibson, Dunn & Crutcher. Mr. Kaplan currently serves as a director of numerous private and public companies.

Continuing Director Information

          The following table sets information regarding our directors whose terms continue after the 2004 Annual Meeting. The terms for directors in Class I expire at the 2005 Annual Meeting, and the terms for directors in Class II expire at the 2006 Annual Meeting.

Name                          Age       Class     Position
----                          ---       -----     --------

Andrew M.L. Cazalet           43         I        Director
Rex W. Harrington             70         I        Director
John P. Tavlarios             42         II       Director; Chief Executive
                                                  Officer of the Company's
                                                  tanker operating subsidiary,
                                                  General Maritime Management
                                                  LLC
Peter S. Shaerf               49         II       Director

Class I Directors - Terms Expiring at the 2005 Annual Meeting

          Andrew M.L. Cazalet was elected as a director of the Company on February 20, 2003. Currently, Mr. Cazalet is a Managing Director with Citation Capital Management, Ltd., where he provides corporate finance advisory services to companies in the financial services and energy sectors. Prior to joining Citation Capital Management in 1999, Mr. Cazalet was a Senior Vice President with Refco Overseas Limited in 1998 and a director with Gollyhott Trading Limited from 1997 to 1998. Mr. Cazalet was a Proprietary Fund Manager for Manro Haydan Trading from 1994 to 1996 and a Manager of International Sales and Trading for Refco Overseas Limited from 1990 to 1994. Mr. Cazalet started his career in 1982 as a Trading Executive with Salomon Brothers, Inc. Mr. Cazalet has a BA in Business Administration and Management from Nottingham Trent University.

          Rex W. Harrington has served as a director of the Company since May 2001. Mr. Harrington served as Shipping Adviser to The Royal Bank of Scotland plc from his retirement in 1998 until 2001. Mr. Harrington served as Director of Shipping of The Royal Bank of Scotland plc from 1990 to 1998, Assistant General Manager, Shipping from 1980 to 1990 and Senior Manager, Shipping from 1973 to 1980. From 1969 to 1973, Mr. Harrington served as an executive of Baring Brothers & Co., Ltd., an international merchant banking firm, and from 1957 to 1969 served in various capacities in the Bank of England. Mr. Harrington currently serves as Chairman of the Advisory Board of the Liberian International Ship & Corporate Registry, as a Deputy Chairman of the International Maritime Industries Forum, as a director of A/S Dampskibsselskabet TORM, a company listed on the Copenhagen Stock Exchange, and through ADRs, on the Nasdaq National Market, as a director of the International Chamber of Commerce, Commercial Crime Services, which incorporates the International Maritime Bureau, and as a member of the General Committee of Lloyd's Register of Shipping, London Advisory Panel of InterCargo, the Baltic Exchange and the Steering Committee of the London Shipping Law Centre. Mr. Harrington was previously a director of H. Clarkson Limited (International Shipbrokers) from 1995 to 1998 and a director of Lloyd's Register of Shipping from 1994 to 1999. Mr. Harrington has a Masters degree from the University of Oxford.

Class II Directors - Terms Expiring at the 2006 Annual Meeting

          John P. Tavlarios has served as a director since May 2001. He served as our President and Chief Operating Officer from May 2001 until December 31, 2002. Following our internal reorganization which took effect at the close of business on December 31, 2002, he became Chief Executive Officer of our tanker operating subsidiary, General Maritime Management LLC. From our inception in 1997 to January 2000, Mr. Tavlarios served as our Executive Vice President. From 1995 to 1997, he was affiliated with Maritime Equity Management, a ship owning and investment company, where he served as Director of Marine Operations. From 1992 to 1995, Mr. Tavlarios was President and founder of Halcyon Trading Company, a consulting firm specializing in international business development with a particular emphasis on the international oil industry. From 1984 to 1992, he was employed by Mobil Oil Corporation, spending most of his tenure in the Marine Operations and the Marketing and Refining divisions. Prior to 1984, Mr. Tavlarios was involved in his family's shipping business, assisting in marine operations. Mr. Tavlarios is a member of the American Bureau of Shipping, the Det Norske Veritas North American Committee, the Skuld board of directors, the Directors Committee and the North American Panel of INTERTANKO, the organization of independent tank owners and on the Board of Trustees of the Seaman's Church Institute.

          Peter S. Shaerf has served as a director of the Company since May 2001. Mr. Shaerf is a Senior Vice President of American Marine Advisors, Inc., an investment bank specializing in the maritime industry. From 1998 until April 2002, Mr. Shaerf was a Managing Director of Poseidon Capital Corp., an independent maritime consulting and investment company that works extensively in the investment community. From 1980 to 2002, he was a partner of The Commonwealth Group a brokerage and consulting company that specializes in the liner shipping industry. From 1977 to 1980, he was a director of Common Brothers U.S.A. Ltd., a shipbroking subsidiary of a British shipowner of dry cargo and tanker tonnage. Mr. Shaerf currently serves as a director of MC Shipping, Inc., an American Stock Exchange listed company, a position he has held since 1993, and as a director of TBS International Ltd., a liner operator. In April 2002, he was appointed to the board of directors of U.S. flag operator Trailer Bridge, Inc., a company listed on the Nasdaq Stock Market. Mr. Shaerf is vice chairman of the U.S. government sponsored Short Sea Shipping Co-operative. Mr. Shaerf holds a B.A. degree in international business law from the London Guildhall University.

Board Meetings and Committees

          During the fiscal year 2003, there were four meetings of the Board. A quorum of directors was present, either in person or telephonically, for all of the meetings. Actions were also taken during the year by the unanimous written consent of the Directors.

          Since January 1, 2003, General Maritime's audit committee has been comprised of William J. Crabtree, Rex W. Harrington and Andrew M.L. Cazalet, all of whom qualify as independent under the listing requirements of the New York Stock Exchange. Through its written charter, which was amended and restated on March 23, 2004 and a copy of which is attached as Appendix I hereto, the audit committee has been delegated the responsibility of reviewing with the independent auditors the plans and results of the audit engagement, reviewing the adequacy, scope and results of the internal accounting controls and procedures, reviewing the degree of independence of the auditors, reviewing the auditor's fees and recommending the engagement of the auditors to the full Board. The audit committee held five meetings during fiscal year 2003.

          Since January 1, 2003, the Company's compensation committee has been comprised of William J. Crabtree, Stephen A. Kaplan and Peter S. Shaerf, all of whom qualify as independent under the listing requirements of the New York Stock Exchange. Through its written charter, approved on March 23, 2004, a copy of which is attached as Appendix II hereto, the compensation committee administers the Company's stock option plan and other corporate benefits programs. The compensation committee also reviews and approves bonuses, stock option grants, compensation, philosophy and current competitive status, and executive officer compensation. The compensation committee held five meetings during fiscal year 2003. The report of the compensation committee, "Board Compensation Committee Report on Executive Compensation", is on page 13.

          Since April 14, 2004, the Company's nominating and corporate governance committee has been comprised of William J. Crabtree, Andrew M.L. Cazalet and Peter S. Shaerf, all of whom qualify as independent under the listing requirements of the New York Stock Exchange. Through its written charter, a copy of which is attached as Appendix III hereto, the nominating and corporate governance committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company's corporate governance guidelines. The nominating committee has held one meeting since its inception on April 14, 2004 and is in the process of determining its policy regarding the consideration of any director candidates recommended by security holders.

          General Maritime's code of ethics that applies to the Company's directors, executive officers and senior employees, is available on the Company's website at www.generalmaritimecorp.com. Shareholders may send communications to the Board by calling the Company's outside counsel, Seward & Kissel, LLP, Attn: Gary J. Wolfe, tel.: 212-574-1200.

                                   MANAGEMENT

Executive Officers and Other Key Personnel

          The following tables set forth certain information with respect to the executive officers (other than Peter C. Georgiopoulos, for whom information is set forth under the heading "Nominee Information" above and John P. Tavlarios, for whom information is set forth under the heading "Continuing Director Information" above) and other key personnel of the Company:

Executive Officers

Name                          Age     Position
----                          ---     --------

John C. Georgiopoulos         40      Vice President, Chief
                                      Financial Officer,
                                      Treasurer and Secretary

Other Key Personnel

Name                          Age     Position
----                          ---     --------

John N. Mortsakis             57      Vice President Technical Operations
John M. Ramistella            57      Vice President - Chartering

          John C. Georgiopoulos has served as our Vice President, Chief Administrative Officer and Treasurer since July 2000 and our Vice President, Chief Financial Officer, Treasurer and Secretary since 2003. From our inception in 1997 to July 2000, Mr. Georgiopoulos served as our Chief Financial Officer. From 1994 to 1997, he was involved in his family's private real estate and investment management business. From 1991 to 1994, Mr. Georgiopoulos was an officer of Atlantic Bank of New York. From 1987 to 1991, he was a Vice President of Atlas Management, a shipping and real estate company in New York.

          John N. Mortsakis has served as our Vice President Technical Operations since April 2000. From 1981 to April 2000, Mr. Mortsakis was the Vice President of National Shipping & Trading Corp., a privately held shipping company, where he began in 1973. From 1970 to 1973, Mr. Mortsakis served in the U.S. Navy on the U.S.S. George Bancroft as both Officer of the Deck and Engineering Officer of the Watch. Mr. Mortsakis is a member of the American Bureau of Shipping.

          John M. Ramistella has served as our Vice President-Chartering since our inception in 1997. From 1992 to 1997, Mr. Ramistella was a tanker broker at Poten & Partners, specializing in long term charters and projects. From 1991 to 1992, Mr. Ramistella was President of Norgulf Shipping Ltd., a privately held shipping company. From 1989 to 1991, he was a tanker broker at Mallory Jones Lynch & Associates, an oil tanker brokerage firm. From 1973 to 1989, Mr. Ramistella was President of Tankers Company, Inc., a tanker brokerage firm based in Westport, Connecticut.

          Peter C. Georgiopoulos and John C. Georgiopoulos are brothers. There are no other family relationships among our executive officers and directors.

Executive Compensation

          The following table sets forth in summary form information concerning the compensation paid by us during the years ended December 31, 2001, 2002 and 2003, to our Chief Executive Officer and our four other most highly compensated executive officers whose salaries and bonuses for fiscal year 2003 exceeded $100,000 and who served as executive officers of the Company as of December 31, 2003 (the "Named Executive Officers").

                                                  Summary Compensation Table
                                                                                  Long Term Compensation
                                                  Annual Compensation                     Awards
                                                  -------------------             ------------------------

                                                                                              Securities
                                          Fiscal                            Restricted        Underlying        All Other
Name and Principal Position               Year      Salary       Bonus      Stock Awards      Options (#)      Compensation
---------------------------               ----      ------       -----      ------------      -----------     ------------
Peter C. Georgiopoulos................    2003     $550,000   $3,000,000   $1,093,500(2)           0                0
  Chairman, Chief Executive               2002     $450,000    $300,000    $3,030,000(1)           0                0
  Officer and Director                    2001     $331,731    $600,000          0              350,000             0

John P. Tavlarios.....................    2003     $425,000   $1,000,000    $437,400(2)            0                0
  President, Chief Operating Officer      2002     $350,000    $175,000     $757,500(1)            0                0
  and Director                            2001     $260,455    $250,000          0              240,000             0

John C. Georgiopoulos.................    2003     $225,000    $225,000     $145,800(2)            0                0
  Vice President, Chief Financial         2002     $225,000     $75,000          0              40,000              0
  Officer, Treasurer and Secretary        2001     $178,557    $100,000          0              80,000              0

John N. Mortsakis.....................    2003     $205,000    $150,000     $145,800(2)            0                0
  Vice President Technical Operations     2002     $175,000     $30,000          0              10,000              0
                                          2001     $135,000     $50,000          0              15,000              0

John M. Ramistella                        2003     $200,000    $125,000     $145,800(2)            0                0
  Vice President-Chartering               2002     $200,000     $20,000          0              15,000              0
                                          2001     $135,000     $50,000          0              22,500              0

(1) On November 26, 2002, the Company made grants of restricted common shares in the amount of 500,000 shares to Peter C. Georgiopoulos and 125,000 shares to John P. Tavlarios. The closing price of the Company's common stock on that date was $6.06. The shares will vest, if at all, in seven years from the date of grant (or earlier on a full or pro-rated basis upon the death, disability, dismissal without cause or resignation for good cause of the recipient or upon a change of control of the Company). Messrs. Georgiopoulos and Tavlarios surrendered outstanding options to the Company to purchase 350,000 and 240,000 common shares, respectively, at an exercise price of $18.00 per share. Based on the closing price of the Company's common stock on the New York Stock Exchange on November 26, 2002, the value on that date of the restricted common shares awarded to Messrs. Georgiopoulos and Tavlarios was $3,030,000 and $757,500, respectively.

(2) On November 12, 2003, the Company made grants of restricted common shares in the amount of 75,000 shares to Peter C. Georgiopoulos, 30,000 shares to John P. Tavlarios, 10,000 shares to John C. Georgiopoulos, 10,000 shares to John N. Mortsakis and 10,000 shares to John M. Ramistella. The closing price of the Company's common stock on that date was $14.58. The shares will generally vest, if at all, in five equal installments on each of the first five anniversaries of the date of grant (or earlier on a full or pro-rated basis upon the death, disability, dismissal without cause or resignation for good cause of the recipient or upon a change of control of the Company). Based on the closing price of the Company's common stock on the New York Stock Exchange on November 12, 2003, the value on that date of the restricted common shares awarded to: (1) Peter C. Georgiopoulos was $1,093,500,
         (2) John P. Tavlarios was $437,400, (3) John C. Georgiopoulos was $145,800, (4) John N. Mortsakis was $145,800 and (5) John M. Ramistella was $145,800, respectively.

          For information about employment agreements with some of our executive officers, see "--Employment Agreements and Incentive Bonus Program" below.

Option Grants for the Year Ended December 31, 2003

          The Company did not grant any options to the Named Executive Officers during the fiscal year ended December 31, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

          The following table provides information relating to option exercises by the Named Executive Officers during the fiscal year ended December 31, 2003. In addition, the table indicates the number and value of vested and unvested options held by these executive officers as of December 31, 2003. On December 31, 2003, 30,000 unexercisable options issued to John C. Georgiopoulos were "in the money".

                                                               Number of Securities Underlying     Value of Unexercised
                                                                  Unexercised Options at           In-the-Money Options at
                                 Shares                             December 31, 2003                 December 31, 2003
                                 Acquired                     -------------------------------      ------------------------
                                    on            Value           Exercisable    Unexercisable   Exercisable    Unexercisable
Name                             Exercise        Realized             (#)             (#)           ($)             ($)
----                             --------        --------         -----------    -------------   ------------   -------------
Peter C. Georgiopoulos             --              --                --              --               --            --
John P. Tavlarios                  --              --                --              --               --            --
John C. Georgiopoulos             10,000         $80,900            48,000          62,000             0         $346,200
John N. Mortsakis                 2,500          $20,225             9,000          13,500             0          $86,550
John M. Ramistella                 --              --               17,250          20,250          $43,275      $129,825

Director Compensation

          For fiscal year 2003, each of our non-employee directors receives an annual fee of $25,000 and a fee of $15,000 for an audit committee assignment, $10,000 for a compensation committee assignment and commencing for fiscal year 2004, $5,000 for a nominating and corporate governance committee assignment. All non-employee directors will be granted ten-year options to purchase 5,000 shares of common stock at an exercise price equal to the closing price on May 20, 2004, the date of the Annual Meeting. These options will vest in equal installments on each of the first four anniversaries of the grant date. In addition in 2003, all non-employee directors were granted ten-year options to purchase 2,500 shares of common stock at an exercise price of $9.98. Such options will vest in equal installments on each of the first four anniversaries of the grant date, June 5, 2003. We do not pay director fees to employee directors. We reimburse our directors for all reasonable expenses incurred by them in connection with serving on our board of directors.

Employment Agreements and Incentive Bonus Program

          We have employment agreements with two of our executive officers, Peter C. Georgiopoulos, our Chairman, President and Chief Executive Officer, and John P. Tavlarios, the Chief Executive Officer of the Company's tanker operating subsidiary, General Maritime Management LLC. These agreements took effect on June 15, 2001. Mr. Georgiopoulos' employment agreement was amended on August 7, 2003. Mr. Tavlarios' employment agreement, originally with the Company, was assumed by General Maritime Management LLC effective January 1, 2003.

Agreements with Messrs. Peter C. Georgiopoulos and Tavlarios

          The agreement with Peter C. Georgiopoulos has a term of four years. The agreement with Mr. Tavlarios has a term of three years. Both agreements provide for automatic renewal for additional renewal terms to the end of each fiscal year, unless the executive or we terminate the agreement on 90 days notice. Mr. Georgiopoulos' agreement, as amended on August 7, 2003, provided for a salary of $550,000 per annum. Mr. Tavlarios's agreement provided for a salary of $425,000 per annum. Both executives are entitled to bonuses that are discretionary as determined by the Board or an appropriate committee based upon actual performance as measured by the Board. Under his agreement, we have agreed to provide Peter C. Georgiopoulos with a monthly automobile allowance of $2,500.

          The agreements provide that upon termination by us without cause or by the executive for good reason, in each case as defined in the relevant agreement, these executives will be entitled to salary at the date of termination plus a bonus equal to the average bonus earned over the preceding five years (beginning with 2001) or any shorter period that the executive was employed by us, but not less than any bonus to which the executive would be entitled for the year in which termination occurs, times the greater of the remainder of the term and two years. In these circumstances, Messrs. Peter C. Georgiopoulos and Tavlarios are also entitled for this period to medical, dental and insurance coverage (and, as to Peter C. Georgiopoulos, an automobile benefit) substantially identical to those in place prior to termination for the relevant period. In the event that a payment to the executive after a change of control causes the executive to owe excise tax under Section 280G of the Internal Revenue Code, we have agreed to fund the amount of this tax on a "grossed-up" basis, intended to provide the executive with an amount sufficient to pay any tax owed on the funding payment. All incentive stock grants to Messrs. Peter C. Georgiopoulos and Tavlarios will vest in the event their employment is terminated by us without cause or by them for good reason.

          Under these agreements, each executive has agreed to protect our confidential information and not to solicit our employees for other employment for two years after termination. In his employment agreement, Peter C. Georgiopoulos has agreed that if his employment with us terminates prior to the fourth anniversary of the closing of the Company's initial public offering, and he undertakes substantial involvement in the management or operation of tankers transporting crude oil anywhere in the world for a competitor of the Company prior to that anniversary, he will surrender 320,000 shares of Common Stock issued to him in connection with our recapitalization if such activities occur before the first anniversary of the closing of the initial public offering, which amount will be reduced to 240,000 shares for activities occurring before the second anniversary of the closing, 160,000 shares for activities occurring before the third anniversary of the closing and 80,000 shares for activities occurring before the fourth anniversary of the closing. Peter C. Georgiopoulos and Mr. Tavlarios have each agreed not to engage in these competitive activities for two years after the termination of their employment with us. These provisions will not apply following a change of control or in the event of termination of these executives by us without cause or by the executives with good reason. Mr. Georgiopoulos' agreement not to compete (but not the requirement he surrender shares of our common stock) will only be effective if we pay him salary during the applicable period and will terminate if he forgoes salary payments. For purposes of these agreements, change of control is defined generally as the acquisition of more than 30% of the voting power of the Company by any person or group other than Peter C. Georgiopoulos or Oaktree Capital Management, LLC and its affiliates or by any person other than Peter C. Georgiopoulos if the acquiring person has in excess of 50% of the voting power of the Company, the sale of all or substantially all of our assets or any merger or similar transaction in which holders of our voting stock do not hold at least 51% of the voting stock of the surviving entity.

Incentive Bonus Program

          The Company has an incentive bonus program under which our executive officers and our other key employees designated by our Chief Executive Officer are eligible for cash bonus awards. These awards are generally made at the end of the fiscal year in amounts determined in the sole discretion of the Compensation Committee for executive officers and the Chief Executive Officer subject to the oversight of the Compensation Committee and the Board for other eligible key employees. Criteria for executive officer bonuses are discussed below under the heading "Board Compensation Committee Report on Executive Compensation" below.

Compensation Committee Interlocks and Insider Participation

          No interlocking relationship exists between any of General Maritime's executive officers or members of General Maritime's Board or compensation committee and any other company's executive officers, board of directors or compensation committee.

Board Compensation Committee Report on Executive Compensation

          The Compensation Committee of the Board (the "Committee") is composed entirely of non-employee directors. The Committee is responsible for establishing and administering the overall compensation policies applicable to the Company's executive officers, and determining the annual cash compensation of the Company's senior management. The Committee is also responsible for establishing the general policies applicable to the granting, vesting and other terms of the stock option grants made to current and newly hired officers and other key employees under the Company's stock option plan, and for determining the size and terms of the individual option grants made to the Company's executive officers.

          The Committee views its role as being to foster and oversee the creation of compensation programs for the Company's executive officers and other key management employees that are structured and implemented in a way that addresses the Company's need to attract and retain the caliber of senior executives and other key employees required for the Company to compete effectively in a highly competitive and rapidly evolving business environment, while recognizing the importance and value to the Company and its shareholders of achieving annual and longer-term performance goals and objectives.

Section 162(m)

          Section 162(m) of the Internal Revenue Code limits the deductibility of compensation to certain employees in excess of $1 million. Because the Company believes that it currently qualifies for the exemption pursuant to
Section 883 of the Internal Revenue Code of 1986, as amended, pursuant to which it is not subject to United States federal income tax on its shipping income (which comprised substantially all of its gross revenue in 2003), it has not sought to structure its cash bonus plan to qualify for exemption under Section 162(m). For purposes of Section 162(m), payments made under qualifying performance-based plans are not taken into account. The Company's 2003 Stock Incentive Plan is designed and administered to qualify as "performance-based" and grants thereunder are therefore not subject to the Section 162(m) limitation.

Performance and Compensation Review Process

          Commencing at the beginning of the fourth quarter of 2003, the Compensation Committee consulted with and received advice from an outside independent executive compensation consultant in order to help the Committee assess the appropriate levels of executive compensation for year 2003.

          The review process included five meetings of the Committee and from time to time with the CEO in attendance at these meetings. As part of this process the Committee received an overall company review from the CEO. The CEO reviewed with the Committee members (i) his assessment of the Company's performance in 2003 in terms of financial results and strategic initiatives,
(ii) his assessment of each executive officer's efforts, performance and contributions for 2003, (iii) the CEO's specific recommendations regarding the annual bonus awards for 2003 for the executive officers reporting to the CEO, and (iv) the rationales for such awards.

          The Committee's recommendations were made after due and careful consideration and in the light of the Company's performance and the performance of the individual executives. The Committee duly reported its findings to the full Board, which accepted the Committee's recommendations unanimously.

Base Salary Levels and 2003 Annual Bonus Awards

          As part of the review process described above, the base salary rate, contractual terms and proposed 2003 annual bonus award of each executive officer was reviewed, taking into account: (i) each officer's individual performance for 2003, (ii) the scope and importance of the functions the officer performed or for which the officer was responsible, (iii) an assessment of the officer's initiative, managerial ability and overall contributions to corporate performance, (iv) certain practices of other companies with respect to executive officer salary and bonus levels for 2002-2003 based on available Securities and Exchange Commission filing data, and (v) internal equity considerations.

          The weighting given to these factors varied by position, but the Committee intended that each executive officer's base salary and annual bonus rates be generally competitive with the estimated current market rates, and that the annual bonuses for 2003 properly reflect the efforts and achievements of the Company's management team in integrating the additions to the Company's fleet following its initial public offering, completing the acquisition of 19 additional tankers from Metrostar Management Corporation and integrating these tankers into our operations, successfully completing a $250 million private placement of 10% Senior Notes and concluding the Company's second full calendar year as a public company.

          On November 12, 2003, the Board accepted the Committee's recommendation and approved a salary increase for fiscal 2004 from $550,000 to $675,000 for Peter C. Georgiopoulos and a salary increase from $425,000 to $525,000 for John P. Tavlarios. Additionally, bonuses for Peter C. Georgiopoulos and John P. Tavlarios became discretionary as determined by the Board or an appropriate committee based upon actual performance as measured by the Board, without regard to a minimum bonus or a target bonus amount. For 2003, the Board accepted the Committee's recommendation and determined to award Mr. Georgiopoulos and Mr. Tavlarios special cash bonuses of $3 million and $1 million, respectively. Mr. Georgiopoulos and Mr. Tavlarios are required to refund half of these special cash bonuses, if they leave the Company within twenty-four months of receiving these bonuses. These bonuses are considered an extraordinary bonus and will not be included in the determination of average compensation used in the event of severance. The annual bonus amounts awarded for 2003 to the executive officers, other than the CEO and Mr. Tavlarios, as approved by the Committee, are set forth in "Summary Compensation Table" above.

Stock Option and Restricted Share Grants

          As part of its officer compensation programs, the Company intends to utilize (i) stock options priced at 100% of market on the date of grant and (ii) restricted share grants as the primary long-term incentive award vehicles. On November 12, 2003, the Company made grants of restricted common shares in the amount of 75,000 shares to Peter C. Georgiopoulos, 30,000 shares to John P. Tavlarios, 10,000 shares to John C. Georgiopoulos, 10,000 shares to John N. Mortsakis and 10,000 shares to John M. Ramistella. The shares will generally vest, if at all, in five equal installments on each of the first five anniversaries of the date of grant (or earlier on a full or pro-rated basis upon the death, disability, dismissal without cause or resignation for good cause of the recipient or upon a change of control of the Company). On November 12, 2003, the Company granted options to purchase an aggregate of 29,000 shares of common stock of General Maritime at an exercise price of $14.58 (the closing price on the date of grant) to other employees of General Maritime. These options will generally vest in four equal installments on each of the first four anniversaries of the date of grant. Additionally, on November 12, 2003, the Company granted 50,000 restricted common shares to other employees of General Maritime. The shares will generally vest in five equal installments on each of the first five anniversaries of the date of grant (or earlier on a full or pro-rated basis upon the death, disability, dismissal without cause or resignation for good cause of the recipient or upon a change of control of the Company).

          The Committee believes that option grants and restricted shares can be effective for both new hire and retention purposes in establishing substantial stock-based investment risks for key employees that emphasize the importance of shareholder return and encourage a focus on long-term results.

CEO Compensation

          The Committee's actions regarding Mr. Peter Georgiopoulos' cash compensation for 2003 as the Company's Chief Executive Officer are reflected in the "Summary Compensation Table" set forth above.

          The Committee's review of Mr. Georgiopoulos' base salary rate and annual bonus opportunity occurred at the same time as the above-discussed review of the cash compensation of the Company's other executive officers, and took into account the same factors and data, together with the Committee's assessment of Mr. Georgiopoulos' leadership skills and impact potential, his contributions to the Company's successes during 2003, his unique role in representing the Company in its industry and to investors and other potential financing sources, his efforts in developing potential strategic opportunities for the Company and his success in building an effective management team and corporate infrastructure to support the Company's growth and its public company status.

          On November 12, 2003, Mr. Georgiopoulos' base 2004 annual salary rate was increased from $550,000 to $675,000. After assessing Mr. Georgiopoulos' performance for 2003, and after taking into account his base salary rate and size of the stock option grant made to him at the time of the initial public offering and his award of restricted shares in 2002 and 2003, the Committee determined to award Mr. Georgiopoulos a $3,000,000 annual bonus for 2003. For information about restricted shares and options granted to Peter C. Georgiopoulos, see "--Executive Compensation" above.

Conclusion

          The Compensation Committee is of the opinion that the Company's current senior management compensation programs and practices are structured in a way that achieves an appropriate risk/reward balance, and are consistent with the Committee's goal of enabling the Company to compete for, and retain, high caliber executives in a highly competitive and challenging business environment, while also emphasizing the need for and importance of achieving annual and longer-range performance goals.

          The current members of the Compensation Committee:

                                 Stephen A. Kaplan (chair)
                                 William J. Crabtree
                                 Peter S. Shaerf

Performance Graph

         The following graph illustrates a comparison of the cumulative total shareholder return (change in stock price plus reinvested dividends) of General Maritime's common stock with the Dow Jones U.S. Total Market Index and the Philadelphia Stock Exchange Oil Services Sector Index, for the period from June 12, 2001 through December 31, 2003. The measurement assumes a $100 investment on June 12, 2001. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's common stock. Data for the Dow Jones U.S. Total Market Index and the Philadelphia Stock Exchange Oil Services Sector Index assume reinvestment of dividends. General Maritime has never paid dividends on its common stock and has no present plans to do so.


                                                             Philadelphia Stock
                                                                  Exchange
                                       Dow Jones U.S. Total    Oil Services
    Date          General Maritime         Market Index         Sector Index
    ----          ----------------         ------------         ------------
  6/12/01              $100.00                $100.00              $100.00
  12/31/03             $105.07                 $77.54               $95.49

                          REPORT OF THE AUDIT COMMITTEE

          The role of the Audit Committee is to assist the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company and the independence and performance of the Company's auditors. The Board, in its business judgement, has determined that all members of the Committee are "independent," as provided under the applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a Charter that was last amended and restated by the Board on March 23, 2004, a copy of which is attached to this Proxy Statement as Appendix I. As set forth in the Charter, the Committee's job is one of oversight. Management is responsible for the preparation, presentation and integrity of the Company's financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements, expressing an opinion based on their audit as to the statements' conformity with generally accepted accounting principles, monitoring the effectiveness of the Company's internal controls, reviewing the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with the Committee any issues they believe should be raised with the Committee.

          The Committee met with the Company's independent accountants to review and discuss the overall scope and plans for the audit of the Company's consolidated financial statements for the year ended December 31, 2003. The Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements as well as the independent auditors' evaluation of the Company's internal controls and the overall quality of the Company's financial reporting. Management represented to the Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the financial statements with management.

          The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and a formal written statement from the independent auditors, confirmed by management, of the fees billed for audit services, information technology consulting services, and other non-audit services rendered by the independent auditors for the most recent fiscal year. The Committee has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor's independence and has discussed with the auditors the auditors' independence.

          The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the field of auditing or accounting, including in respect of auditor independence. Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

          Based upon the Committee's receipt and review of the various materials and assurances described above and its discussions with management and independent accountants, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

         Submitted by the Audit Committee of the Board:

                                                   Rex W. Harrington (chair)
                                                   William J. Crabtree
                                                   Andrew M.L. Cazalet


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding the beneficial ownership of General Maritime's voting common stock as of April 9, 2004 of:

          o each person, group or entity known to General Maritime to beneficially own more than 5% of our stock;

          o    each of our directors;

          o    each of our Named Executive Officers; and

          o    all of our directors and executive officers as a group.

          As of April 9, 2004, a total of 37,617,645 shares of common stock were outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on matters on which common shareholders are eligible to vote. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of that security, or "investment power," which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest.

                            Ownership of Common Stock

                                              Amount of         Percentage of
Name and Address                            Common Stock        Common Stock
of Beneficial Owner(1)                    Beneficially Owned    Outstanding
-------------------                       ------------------    -------------

Peter C. Georgiopoulos                        2,767,793(2)          7.35%
John P. Tavlarios                               155,000(3)          *
John C. Georgiopoulos                            68,000(4)          *
John N. Mortsakis                               21,500(10)          *
John M. Ramistella                              27,250(11)          *
Andrew Cazalet                                   2,500(12)          *
William J. Crabtree                               4,500(5)          *
Rex W. Harrington                                 4,500(5)          *
Stephen A. Kaplan(6)                               0(6)             *
Peter S. Shaerf                                   4,500(5)          *
Louis M. Bacon(7)                             2,478,210             6.58%
Oaktree Capital Management, LLC(6)            7,692,406             20.44%
Wexford Capital LLC(8)                        3,113,649             8.27%
Joseph Jacobs(8)                              3,113,649             8.27%
Charles Davidson(8)                           3,113,649             8.27%
FMR Corp.(9)                                  4,580,400             12.17%
All directors and executive officers as a     3,055,543             8.12%
group (ten persons)

--------------------------

     *    Less than 1% of the outstanding shares of common stock.
     (1) Unless otherwise indicated the business address of each beneficial owner identified is c/o General Maritime Corporation, 35 West 56th Street, New York, New York 10019.
     (2) Includes 500,000 shares of our restricted common stock which will vest, if at all, in seven years from the date of grant (or earlier on a full or pro-rated basis upon the death, disability, dismissal without cause or resignation for good reason of the recipient or upon a change of control) and are owned directly by the reporting person and 75,000 shares of our restricted stock which will generally vest in five equal installments on each of the first five anniversaries of the date of grant. Does not include 614,206 shares beneficially owned by affiliates of Wexford Capital LLC which are owned by three limited liability companies for which affiliates of Mr. Georgiopoulos acted as operating member and KS Stavanger Prince, in which Mr. Georgiopoulos has an interest. Mr. Georgiopoulos, directly or through controlled entities, received 2,192,793 shares of our common stock which he owns in our recapitalization on June 12, 2001 which initially closed following effectiveness of our initial public offering. On November 26, 2002, Mr. Georgiopoulos surrendered options to purchase 350,000 shares of our common stock for cancellation. Of these, options to purchase 87,500 shares of our common stock had become exercisable on June 15, 2002. The remaining options would have become exercisable in equal installments on each of the first three anniversaries of such date.
     (3) Includes 125,000 shares of our restricted common stock which will vest, if at all, in seven years from the date of grant (or earlier on a full or pro-rated basis upon the death, disability, dismissal without cause or resignation for good reason of the recipient or upon a change of control) and are owned directly by the reporting person and 30,000 shares of our restricted stock which will generally vest in five equal installments on each of the first five anniversaries of the date of grant. On November 26, 2002, Mr. Tavlarios surrendered options to purchase 240,000 shares of our common stock for cancellation. Of these, options to purchase 48,000 shares of common stock had become exercisable on each of June 15, 2001 and June 15, 2002. The remaining options would have become exercisable in equal installments on June 15, 2003, June 15, 2004, and June 15, 2005.
     (4) Includes shares issuable on exercise of options to purchase 48,000 shares of our common stock, 10,000 shares that are held upon exercise of certain options that vested on November 26, 2003 and 10,000 restricted shares granted to John C. Georgiopoulos on November 12, 2003. The restricted shares will generally vest, if at all, in five equal installments on each of the first five anniversaries of the date of grant (or earlier on a full or pro-rated basis upon the death, disability, dismissal without cause or resignation for good cause of the recipient or upon a change of control of the Company). Does not include shares subject to options to purchase 32,000 shares of our common stock, 16,000 shares of which vest on each of the third and fourth anniversaries of our initial public offering. Also does not include shares subject to options to purchase 30,000 shares of common stock at an exercise price of $6.06 (the closing price on the date of grant) which will generally vest in four equal installments on each of the first four anniversaries of the date of grant, November 26, 2002.
     (5) Includes shares issuable on exercise of (i) options to purchase 2,000 shares of our common stock which vested upon the closing of our initial public offering and (ii) ten year options to purchase 2,500 shares of our common stock at an exercise price equal to the closing price on May 22, 2003.
     (6) Each of Mr. Kaplan's and Oaktree Capital Management, LLC's address is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. Oaktree Capital Management, a registered investment adviser under the Investment Advisers Act of 1940, is the general partner of OCM Principal Opportunities Fund, L.P. The shares reported herein in the amount of 7,689,906 are held directly by OCM Principal Opportunities Fund, L.P. The remaining 2,500 shares reported herein are issuable upon the exercise of options granted to Mr. Kaplan. Mr. Kaplan, a director of General Maritime, is a Principal of Oaktree Capital Management, LLC. Pursuant to policies of Oaktree Capital Management, LLC, Mr. Kaplan cannot retain the options or the shares issued thereunder and have assigned all pecuniary and voting interest to OCM Principal Opportunities Fund, L.P. As the general partner of the OCM Principal Opportunities Fund, L.P., Oaktree Capital Management, LLC has voting and dispositive power over the 7,692,406 shares reported herein. Although Oaktree Capital Management, LLC may be deemed to beneficially own those shares for purposes of Section 13 of the Securities Exchange Act of 1934, Oaktree Capital Management, LLC disclaims beneficial ownership of those shares except to the extent of its pecuniary interest in them. In addition, to the extent Mr. Kaplan participates in the process to vote or dispose of the 7,692,406 shares reported herein, he may be deemed under certain circumstances for purposes of Section 13 of the Securities Exchange Act of 1934 to be the beneficial owner of those shares. Mr. Kaplan, however, disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them.
     (7) Mr. Bacon's address is 1251 Avenue of the Americas, New York, New York 10020. Includes 1,243,276 shares held of record by Multi-Strategies Fund Ltd. and 1,234,934 shares held of record or beneficially by Belvedere Maritime Holdings LLC. Mr. Bacon, in his capacity as Chairman and Chief Executive Officer, director and controlling shareholder of a registered commodity trading advisor which serves as discretionary investment manager to Multi-Strategies Fund Ltd. and as the sole member of Belvedere Maritime Holders LLC may be deemed the beneficial owner of the shares held for the accounts of those entities.
     (8) Wexford Capital LLC's address is 411 West Putnam Avenue, Greenwich, CT 06830. The shares listed for Wexford Capital LLC represent shares owned by the following limited liability companies and limited partnerships, each of which is controlled by Wexford Capital LLC:

          o    Equili Company L.P., a New York limited partnership;

          o    Equili Company II L.P., a New York limited partnership;

          o    Genmar Alexandra, LLC, a Delaware limited liability company; and

          o    Genmar II, LLC, a Delaware limited liability company.

     The shares listed for Joseph Jacobs and Charles Davidson represent the shares beneficially owned by Wexford Capital LLC, of which Joseph Jacobs and Charles Davidson are controlling members.
     (9) Each of Mr. Edward Johnson III's, Ms. Abigail Johnson III's, and FMR Corp.'s address is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,064,600 shares of General Maritime Corporation, as a result of acting as investment adviser to various investment companies registered under
          Section 8 of the Investment Company Act of 1940. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 440,600 shares of General Maritime Corporation, as a result of its serving as investment manager of various institutional accounts. Fidelity International Limited, Pembroke Hall, 42 Crowlane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management to a number of non-U.S. investment companies (the "International Funds") and certain institutional investors. Fidelity International Limited is the beneficial owner of 75,200 shares of the Company. On June 30, 1980, the shares of Fidelity International Limited were distributed, as a dividend, to the shareholders of FMR Corp. Fidelity International Limited operates as an entity independent of FMR Corp. However, FMR Corp. made a filing on a voluntary basis as if all the share of FMR Corp. and Fidelity International Limited are beneficially owned by FMR Corp. Mr. Edward
          C. Johnson is the Chairman of FMR Corp. and Mr. Abigail P. Johnson is a director of FMR Corp. Family members of Mr. Johnson own approximately 49% of the voting power of FMR Corp.
     (10) Includes shares issuable on exercise of options to purchase 9,000 shares of our common stock, 2,500 shares that are held upon exercise of certain options that vested on November 26, 2003 and 10,000 restricted shares granted to John N. Mortsakis on November 12, 2003. The restricted shares will generally vest, if at all, in five equal installments on each of the first five anniversaries of the date of grant (or earlier on a full or pro-rated basis upon the death, disability, dismissal without cause or resignation for good cause of the recipient or upon a change of control of the Company). Does not include shares subject to options to purchase 6,000 shares of our common stock, 3,000 shares of which vest on each of the third and fourth anniversaries of our initial public offering. Also does not include shares subject to options to purchase 7,500 shares of common stock at an exercise price of $6.06 (the closing price on the date of grant) which will generally vest in four equal installments on each of the first four anniversaries of the date of grant, November 26, 2002.
     (11) Includes shares issuable on exercise of options to purchase 13,500 shares of our common stock, 3,750 shares that are held upon exercise of certain options that vested on November 26, 2003 and 10,000 restricted shares granted to John M. Ramistella on November 12, 2003. The restricted shares will generally vest, if at all, in five equal installments on each of the first five anniversaries of the date of grant (or earlier on a full or pro-rated basis upon the death, disability, dismissal without cause or resignation for good cause of the recipient or upon a change of control of the Company). Does not include shares subject to options to purchase 9,000 shares of our common stock, 4,500 shares of which vest on each of the third and fourth anniversaries of our initial public offering. Also does not include shares subject to options to purchase 11,250 shares of common stock at an exercise price of $6.06 (the closing price on the date of grant) which will generally vest in four equal installments on each of the first four anniversaries of the date of grant, November 26, 2002.
     (12) Includes shares issuable on exercise of ten year options to purchase 2,500 shares of our common stock at an exercise price equal to the closing price on May 22, 2003.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Office Lease

          We lease office space of approximately 11,000 square feet for our principal executive offices in New York, New York in a building currently leased by GenMar Realty LLC, a company wholly owned by Peter C. Georgiopoulos, our Chairman, President and Chief Executive Officer. There is no lease agreement between us and GenMar Realty LLC. We currently pay an occupancy fee on a month to month basis in the amount of $55,000.

Loans

          During the fourth quarter of 2000, we loaned $485,467 to Peter C. Georgiopoulos. This loan does not bear interest and is due and payable on demand. The full amount of this loan was outstanding as of December 31, 2003.

                                 PROPOSAL NO. 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

          The Board has selected the firm of Deloitte & Touche LLP as the Company's independent auditors to audit the financial statements of General Maritime for the fiscal year ending December 31, 2004 and recommends that shareholders vote for ratification of this appointment. The Company engaged Deloitte & Touche LLP as its independent auditors in August 2000 in anticipation of its initial public offering. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

          If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider its selection of auditors. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of General Maritime and its shareholders.

          The 2003 Audit Committee has determined that the provision of the services covered under the headings and "All Other Fees" below is compatible with maintaining Deloitte & Touche's independence for purposes of acting as General Maritime's independent auditor.

Fees to Independent Auditors for Fiscal 2003 and 2002

          The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of the Company's annual financial statements for fiscal 2003 and fiscal 2002 and fees billed for audit-related services, tax services and all other services rendered by Deloitte & Touche for fiscal 2003 and fiscal 2002.

     Type of Fees                       2003                   2002
                                  ($ in thousands)       ($ in thousands)

     Audit Fees                       $405,000               $352,500

     Audit-Related Fees               $213,500               $191,000

     Tax Fees                            $0                     $0

     All Other Fees                   $12,100                $33,000

     Total                            $630,600               $576,500

Audit Fees

          The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche") for professional services rendered for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2003 and 2002 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal years were $405,000 and $352,500, respectively.

All Other Fees

          The aggregate fees billed by Deloitte & Touche for services rendered to the Company, other than the services described above under "Audit Fees", for the fiscal year ended December 31, 2003 were $225,600, including "Audit Related Fees" of $213,500 and "All Other Fees" of $12,100. "Audit Related Fees" were for services related to the exchange offer for the Company's outstanding 10% notes due March 15, 2013. "All Other Fees" included fees for consulting services related to the Company's creation and support of an office in the United Kingdom.

          The aggregate fees billed by Deloitte& Touche for services rendered to the Company, other than the services described above under "Audit Fees", for the fiscal year ended December 31, 2002 were $224,000, including "Audit Related Fees" of approximately $191,000 and "All Other Fees" of $33,000. "Audit Related Fees" were for services for agreed-upon procedures on the Company's recapitalization plan and accounting consultations. "All Other Fees" included fees for procedures performed in connection with the Company's Policies and Procedures Manual.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION (ITEM 2 OF THE ENCLOSED PROXY CARD) OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS GENERAL MARITIME'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

                              SHAREHOLDER PROPOSALS

          Shareholder proposals to be presented at the 2005 Annual Meeting of Shareholders, for inclusion in General Maritime's proxy statement and form of proxy relating to that meeting, must be received by General Maritime at its offices in New York, New York, addressed to the Secretary, not later than December 20, 2004. Such proposals must comply with General Maritime's By-Laws and the requirements of Regulation 14A of the 1934 Act.

          In addition, Rule 14a-4 of the 1934 Act governs General Maritime's use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the proxy statement. With respect to General Maritime's 2005 Annual Meeting of Shareholders, if General Maritime is not provided notice of a shareholder proposal prior to March 15, 2005, General Maritime will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

          Pursuant to Section 16(a) of the 1934 Act and the rules thereunder, the Company's executive officers and directors and persons who own more than 10% of a registered class of General Maritime's equity securities are required to file with the Securities and Exchange Commission reports of their ownership of, and transactions in, the Company's common stock. Based solely on a review of copies of such reports furnished to the Company, and written representations that no reports were required, the Company believes that during the fiscal year ended December 31, 2003 its executive officers and directors complied with the
Section 16(a) requirements.

                           ANNUAL REPORT ON FORM 10-K

          General Maritime will provide without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2004 (without the exhibits attached thereto), as amended, to any person who was a holder of the Company's common shares on the Record Date. Requests for the Annual Report on Form 10-K should be made in writing, should state that the requesting person held the Company's common shares on the Record Date and should be submitted to John C. Georgiopoulos, Vice President, Chief Financial Officer, Treasurer and Secretary of General Maritime, at 35 West 56th Street, New York, New York 10019.

                                  OTHER MATTERS

          At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting. If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

                                         BY ORDER OF THE BOARD OF DIRECTORS


                                         /s/ John C. Georgiopoulos
                                         --------------------------------------
                                         John C. Georgiopoulos
                                         Vice President, Chief Financial
                                         Officer, Treasurer and Secretary


Dated:  April 29, 2004

                                                                     APPENDIX I

                          General Maritime Corporation

                             Audit Committee Charter

                   (as amended and restated on March 23, 2004)



          This Amended and Restated Audit Committee Charter ("Charter") has been adopted by the Board of Directors (the "Board") of General Maritime Corporation (the "Company"). The Audit Committee of the Board (the "Committee") shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

Role and Independence; Organization
-----------------------------------

          The Committee assists the Board in its oversight of (1) the quality and integrity of the Company's financial statements and its accounting, auditing and financial reporting practices, (2) the Company's compliance with legal and regulatory requirements, (3) the independent auditor's qualifications and independence and (4) the performance of the Company's independent auditors and the Company's internal audit function. It may also have such other duties as may from time to time be assigned to it by the Board and are required by the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange. The membership of the Committee shall consist of at least three directors, each of whom the Board has determined is free of any material relationship with the Company. At the time a director is appointed to the Committee, the Board shall make a finding that such director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization with a relationship to the company. In addition, no member of the Committee, nor a member of such member's immediate family, shall have received more than $100,000 (other than in the form of a director or committee fee or pension or other deferred compensation) since the later of (i) three years prior to the date such member was assigned to the Committee and (ii) the effective date of Section 303A ("Section 303A") of the New York Stock Exchange Listed Company Manual (subject to the phase-in period provided by Rule
303A). Further, no member of the Committee, or his or her immediate family member, shall, since the later of (i) three years prior to the date such member was assigned to the Committee and (ii) the effective date of Section 303A have been affiliated or employed in a professional capacity by the Company's present or former independent auditor, (ii) be employed as an executive officer of a company on which one or more of the Company's present executive officers serves on such company's compensation committee, or (iii) serve as an executive officer or employee of a company accounting for 2% or $1 million (whichever is greater) of the Company's consolidated gross revenue (subject to the phase-in period provided by Rule 303A). No member of the Committee may accept, either directly or indirectly, any consulting, advisory or other compensatory fee from the Company. All members of the Committee shall also meet the other independence and financial literacy requirements for serving on audit committees, and at least one member shall have accounting or related financial management expertise, all as set forth in the rules of the New York Stock Exchange and applicable federal law.

          The Committee shall maintain free and open communication (including periodic private executive sessions) with the independent auditors, internal auditors, and Company management. In discharging its oversight role, the Committee shall have full access to all Company books, records, facilities, personnel and outside professionals. The Committee shall have the authority and shall receive necessary funding from the Company to retain special legal, accounting or other consultants or advisors employed by the Committee and shall obtain such advice and assistance from such special legal, accounting or other consultants or advisors as the Committee deems necessary. The Committee shall have sole authority to approve related fees and retention terms. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board), and (iii) representations made by management as to all audit and non-audit services provided by the independent auditors to the Company.

          The Committee shall meet at least two times annually. One member of the Committee may be appointed as chair, who shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, making regular reports to the Board, and maintaining regular liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit. The Committee shall also periodically meet with the Company's management, internal auditors and independent auditors separately from the Board.

Responsibilities
----------------

          The Committee's job is one of oversight. Management is responsible for the preparation, presentation and integrity of the Company's financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements, reviewing the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

          The Committee and the Board recognize that management and the independent auditors have more resources and time and more detailed knowledge and information regarding the Company's accounting, financial and auditing practices than do Committee members; accordingly the Committee's oversight role does not provide any expert or special assurance as to the Company's financial statements or any certification as to the work of the independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with laws and regulations.

         Although the Board and the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for:

          o The appointment, replacement, compensation, evaluation and oversight of the work of the independent auditors to be retained to audit the annual financial statements of the Company and review the quarterly financial statements of the Company.

          o Annually obtaining and reviewing the independent auditor's formal written statement describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

          o Annually obtaining from the independent auditors a formal written statement describing all relationships between the auditors and the Company, addressing the matters set forth in Independence Standards Board Standard No. 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships that may impact the objectivity and independence of the auditors, and shall consider whether the independent auditors' provision of information technology consulting and other non-audit services to the Company, if any, is compatible with the auditors' independence. The Committee shall recommend that the Board take appropriate actions to satisfy itself as to the auditors' independence.

          o Reviewing the annual audited financial statements and quarterly financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61, as modified or supplemented, consideration of the quality of the Company's accounting principles as applied in its financial reporting, and the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Such discussions may include a review of particularly sensitive accounting estimates, reserves and accruals, review of judgmental areas, review of audit adjustments, review of risk exposures that may have a material impact on the Company's financial statements and the steps management has taken to monitor and control such exposures, and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on its review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders, if distributed prior to the filing of the Form 10-K).

          o Preparing annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission, and submitting such report to the Board for approval.

          o Overseeing the relationship with the independent auditors, including discussing with the auditors the planning and staffing of the audit and the nature and rigor of the audit process, receiving and reviewing audit reports, reviewing with the auditors any problems or difficulties the auditors may have encountered in carrying out their responsibilities and any management letters provided by the auditors and the Company's response to such letters, and providing the auditors full access to the Committee and the Board to report on all appropriate matters.

          o Providing oversight of the Company's auditing, accounting and financial reporting principles, policies, controls, procedures and practices, and reviewing significant changes to the foregoing as suggested by the independent auditors, internal auditors or management.

          o Establishing procedures for the receipt, retention and treatment of complaints from the Company's employees on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by the Company's employees of concerns regarding questionable accounting or auditing matters.

          o Establishing clear hiring policies for employees or former employees of the external auditors.

          o Annually obtaining from the independent auditors a formal written statement of the fees billed for audit services, information technology consulting services, and other non-audit services rendered by the independent auditors for the most recent fiscal year.

          o Reviewing with management and the independent auditors the interim financial information prior to the Company's filing of each Form 10-Q.

          o Discussing with management and independent auditors earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

          o Discussing with management policies with respect to risk assessment and risk management.

          o Discussing with management and the independent auditors the quality and adequacy of the Company's internal audit controls and procedures and, the internal audit function's organization, responsibilities, plans, results, budget and staffing, as well as providing oversight to any internal audit activities, including review of significant reports prepared by the internal auditors, and management's response.

          o Discussing with management and/or the Company's general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

          o Regularly reporting its activities to the full Board and making such recommendations with respect to the above and any other matters as the Committee may deem necessary or appropriate.

          o Engaging in an annual self-assessment with the goal of continuing improvement.

                                                                    APPENDIX II

                                 Charter of the
               Compensation Committee of the Board of Directors of
                General Maritime Corporation as of March 22, 2004


COMMITTEE PURPOSE

The purpose of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of General Maritime Corporation (the "Corporation") is to (1) perform the functions described below under "Committee Duties and Responsibilities" in order to discharge the Board's responsibilities relating to compensation of the Corporation's executives and (2) produce an annual report on executive compensation for inclusion in the Corporation's proxy statement, in accordance with applicable rules and regulations.

COMMITTEE MEMBERSHIP

The Committee shall be comprised of three or more Directors who qualify as independent directors under the listing requirements of the New York Stock Exchange ("NYSE"). Committee members shall be appointed and removed by the majority vote of the Board. Members shall serve on the Committee for (1) the duration of their current term on the Board, (2) until their resignation from the Board or the Committee or (3) until successors shall be duly elected and qualified. No Committee member may be removed except by majority vote of the Board. Unless a chairperson of the Committee (the "Chairperson") is elected by the Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership.

COMMITTEE PROCEDURES

The Committee shall meet at least once a year and at such additional times as may be necessary to carry out its duties and responsibilities as set forth herein. The Committee shall not delegate any of its authority to any subcommittee. The Committee shall report its actions to the Board and keep written minutes of its meetings which shall be recorded and filed with the books and records of the Corporation. The Committee shall have sole authority to retain any compensation consultant or firm to assist in the evaluation of director, chief executive officer or senior executive compensation, including the sole authority to approve such firm or person's fees and other retention terms.

COMMITTEE DUTIES AND RESPONSIBILITIES

Executive Compensation

The Committee shall have the following duties and responsibilities with respect to executive compensation:

1. Review and approve corporate goals and objectives relevant to the compensation of the chief executive officer and other designated executive officers of the Corporation (the "Officers") and after the evaluation of the Officers' performance in light of those goals and objectives, set the compensation of each such Officer. In determining the long-term incentive component of the Officers' compensation, the Committee should consider, among other factors, the Corporation's performance and relative shareholder return, the value of similar incentive awards for chief executive officers at the comparable companies and the awards given to the Officers in past years;

2. Review, and make periodic recommendations to the Board with respect to, the general compensation, benefits and perquisites policies and practices of the Corporation including, without limitation, the Corporation's incentive-compensation plans and equity-based compensation plans. In circumstances in which equity-based compensation plans are not subject to shareholder approval, such plans shall be subject to Committee approval;

3. Produce an annual report on executive compensation for inclusion in the Company's proxy statement, and otherwise report to the shareholders of the Company in accordance with the rules and regulations of the U.S. Securities and Exchange Commission;

4. To review on an annual basis director compensation and benefits; and

5. Perform such other duties as the Board may assign to the Committee with respect to the Corporation's compensation policies.

Committee Performance

The Committee shall have the following duties and responsibilities with respect to the Committee's performance:

1. The Committee shall, on an annual basis, evaluate its own performance under this charter and in accordance with the NYSE listing rules and all other applicable law.

2. The Committee shall review, at least annually, the adequacy of this charter and recommend to the Board for approval any proposed changes to this charter.

                                                                   APPENDIX III

                          General Maritime Corporation

                     Charter of the Nominating and Corporate
                              Governance Committee


          The Nominating and Corporate Governance Committee ("Committee") of the Board of Directors (the "Board") of General Maritime Corporation ("GMC") shall consist of a minimum of three directors. Committee members shall be appointed and removed by the majority vote of the Board. Members shall serve on the Committee for (1) the duration of their current term on the Board, (2) until their resignation from the Board or the Committee or (3) until successors shall be duly elected and qualified. No Committee member may be removed except by majority vote of the Board. Unless a chairperson of the Committee (the "Chairperson") is elected by the Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership. All members of the Committee shall be independent directors under the listing requirements of Rule 303A of the New York Stock Exchange ("NYSE").

          The purpose of the Committee shall be to assist the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing GMC's corporate governance guidelines.

          In furtherance of this purpose, the Committee shall have the following authority and responsibilities:

          1. To lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for shareholder approval at the annual meeting. The Committee shall select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders.

          2. To review the Board's committee structure and to recommend to the Board for its approval directors to serve as members of each committee. The Committee shall review and recommend committee slates annually and shall recommend additional committee members to fill vacancies as needed.

          3. To develop and recommend to the Board for its approval a set of corporate governance guidelines. The Committee shall review the guidelines on an annual basis, or more frequently, if appropriate, and recommend changes as necessary.

          4. To develop and recommend to the Board for its approval an annual self-evaluation process of the Board and its committees. The Committee shall oversee the annual self-evaluations.

          The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.

          The Committee shall have the authority to retain any search firm engaged to assist in identifying director candidates, and to retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

          The Committee shall report its actions and recommendations to the Board after each Committee meeting and shall conduct and present to the Board an annual performance evaluation of the Committee. The Committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please
Mark Here
for Address
Change or
Comments                                 [     ]

SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items 1 and 2.

1.  ELECTION OF DIRECTORS                                 WITHHELD
                                           FOR            FOR ALL
Nominees:                                [     ]          [     ]
01 Peter C. Georgiopoulos
02 William J. Crabtree
03 Stephen a. Kaplan

Withheld for the nominees you list below: (Write that nominee's name in the space provided below.)

_______________________________________________________________________________


                                           FOR            AGAINST     ABSTAIN
2.  RATIFICATION OF APPOINTMENT
    OF INDEPENDENT ACCOUNTANTS            [    ]           [     ]    [     ]

                                                                      WILL
If you plan to attend the Annual Meeting                              ATTEND
please mark the will ATTEND box                                       [     ]







Signature ____________________________________________________________________

Signature ____________________________________________________________________

Date _____________________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Please disregard if you have previously provided your consent decision.

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          GENERAL MARITIME CORPORATION

The undersigned hereby appoints Peter C. Georgiopoulos and John C. Georgiopoulos, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-infact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of General Maritime Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of General Maritime Corporation to be held May 20, 2004 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

       (Continued, and to be marked, dated and signed, on the other side)

    Address Change/Comments (Mark the corresponding box on the reverse side)

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